FOR FURTHER INFORMATION CONTACT:
                                 ELAINE D. CROWLEY
                                 SR. VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                 (817) 347-8200

               THE BOMBAY COMPANY, INC. APPOINTS BRUCE A. QUINNELL
                              TO BOARD OF DIRECTORS

   FOR IMMEDIATE RELEASE - JUNE 28, 2005

     FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced today the addition of Mr. Bruce A. Quinnell, 56, to its Board of Directors. Mr. Quinnell is currently a business consultant and serves as the Chairman of the Board of Hot Topic, Inc. and of Zoom Systems, Inc. Mr. Quinnell was Vice Chairman of Borders Group, Inc. from April 1999 to February 2002 and was the President and Chief Operating Officer of Borders Group, Inc. from January 1997 to April 1999. Prior to that time, he served as President and Chief Operating Officer of Walden Book Company, Executive Vice President and Chief Administrative Officer of Pace Membership Warehouse, and Vice President and Chief Financial Officer of Dollar General Corporation. His previous board memberships include Snelling Personnel Services and
   Progressive Communications Concepts, Inc. (dba Hawk Electronics). Mr. Quinnell's appointment increased the size of Bombay's Board of Directors to nine members including eight independent directors.

     "We are very pleased to be able to welcome Bruce to the Bombay Board with his extensive experience in specialty retailing. His prior experiences in successfully repositioning specialty retail chains such as Borders, Walden Book and Hot Topic will bring invaluable insight to our company and our board as we continue to execute our turnaround at Bombay. We look forward to his leadership as we shape the future of our company, " said James D. Carreker, Chairman of the Board.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 497 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from forward-looking statements due to the risk factors discussed in the periodic reports filed by the Company with the Securities and Exchange Commission which the Company urges investors to consider.

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